Exhibit 4.2

Emera Incorporated

2009 Renewal Annual Information Form

March 31, 2010

Table of Contents

INTRODUCTION	1
CORPORATE STRUCTURE	1
Name and Incorporation	1
Intercorporate Relationships	1
GENERAL DEVELOPMENT OF THE BUSINESS	3
Three Year History	3
Digby Wind Project	3
Bayside Power	3
Atlantic Hydrogen	3
Strategic Partnership with Algonquin Power and Utilities Corp. (formerly Algonquin Power Income Fund)	4
Grand Bahama Power Company Limited	4
OpenHydro	5
Bear Swamp Project	5
St. Lucia Electricity Services Limited	5
The Brunswick Pipeline	5
Financing Activity	6
NARRATIVE DESCRIPTION OF THE BUSINESS	7
General	7
Nova Scotia Power Inc.	9
Bangor Hydro Electric Company	9
General Information on Bangor Hydro	9
Capital Expenditures	10
Environmental Considerations	10
Appointments	11
New Head Office of Emera	11
Emera Employees	11
Emera Environmental Matters	11
Emera Taxation	11
Risk Factors	11
Legal Proceedings and Regulatory Actions	11
No Interest of Management and Others in Material Transactions	11
Material Contracts	12
Management’s Discussion & Analysis	12
Dividends	12
CAPITAL STRUCTURE	13
Share Ownership Restrictions	13
Ratings	13
DBRS	14
Moody’s	14
S&P	14
NSPI Series D First Preferred Shares	14
MARKET FOR SECURITIES	15
Trading Price and Volume	15
Transfer Agent and Registrar	16

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DIRECTORS AND OFFICERS	16
Directors	16
Audit Committee	18
Audit and Non-Audit Services Pre-Approval Process	20
Certain Proceedings	20
Auditors’ Fees	21
Executive Officers	21
EXPERTS	22
Interest of Experts	22
ADDITIONAL INFORMATION	22
FORWARD LOOKING INFORMATION	23
APPENDIX “A” – AUDIT COMMITTEE CHARTER	i

Note: The information presented in this Annual Information Form is as of December 31, 2009 unless otherwise specified.

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INTRODUCTION

Emera Incorporated (“Emera” or the “Company”) is a Canadian energy and services company headquartered in Halifax, Nova Scotia. The Company invests in electricity generation, transmission and distribution as well as gas transmission and energy marketing.

For more information on the business operations of the Company, see “Narrative Description of the Business” below.

CORPORATE STRUCTURE

Name and Incorporation

Emera was incorporated as 3021211 Nova Scotia Limited on July 23, 1998 pursuant to the Companies Act (Nova Scotia). On September 11, 1998, its name was changed to NS Power Holdings Incorporated, and on July 10, 2000 its name was changed to Emera Incorporated. Emera’s principal, head and registered office is located at Barrington Tower, Scotia Square, 1894 Barrington Street, Halifax, Nova Scotia, B3J 2W5.

Intercorporate Relationships

Emera’s principal subsidiaries are Nova Scotia Power Incorporated (“NSPI”), Bangor Hydro Electric Company (“Bangor Hydro”), and Emera Brunswick Pipeline Company Ltd. (“EBPC”).

NSPI is a wholly-owned subsidiary of Emera and was incorporated on July 13, 1984 pursuant to the Companies Act (Nova Scotia). The principal and head office of NSPI is located at Barrington Tower, Scotia Square, 1894 Barrington Street, Halifax, Nova Scotia, B3J 2W5. NSPI is a reporting issuer under Canadian securities law and its renewal Annual Information Form dated March 31, 2010 (“NSPI’s AIF”) is incorporated herein by reference.

Bangor Hydro is a wholly-owned subsidiary of Emera and was incorporated on June 9, 1924 pursuant to the laws of the State of Maine, United States of America. Bangor Hydro’s principal and head office is located at 970 Illinois Avenue, PO Box 932, Bangor, Maine, 04402-0932.

EBPC is a wholly-owned subsidiary of Emera and was incorporated on May 12, 2006 pursuant to the Canada Business Corporations Act. The principal and head office of EBPC is located at Barrington Tower, Scotia Square, 1894 Barrington Street, Halifax, Nova Scotia, B3B 2W5.

Emera’s other subsidiaries, which account, in total, for less than 20% of total consolidated assets, sales, and operating revenues for the year ended December 31, 2009, are as follows:

1.	Emera Energy Incorporated (“Emera Energy”), a wholly-owned subsidiary of Emera that was incorporated on March 12, 2001 pursuant to the Companies Act (Nova Scotia). The principal and head office of Emera Energy is located at Barrington Tower, Scotia Square, 1894 Barrington Street, Halifax, Nova Scotia, B3J 2W5. Emera Energy engages in energy and gas trading, manages energy assets on behalf of third parties, and provides related services, and owns:

(a)	an indirect 100% interest in Emera Energy Services, Inc., a company incorporated pursuant to the laws of the State of Delaware, which also engages in energy and gas trading, manages energy assets on behalf of third parties, and provides related services;

(b)	a 50% interest in Bear Swamp Power Company, LLC (“Bear Swamp”), a 600 megawatt pumped storage hydro-electric facility in northern Massachusetts; and

(c)	an indirect 100% interest in Bayside Power Limited Partnership (“Bayside”), a 260 MW gas-fired merchant electricity generating facility located in Saint John, New Brunswick. Emera Energy owns 100% of Bayside Power Inc., the general partner of Bayside.

2.	Emera Utility Services Inc., a wholly-owned subsidiary of Emera, incorporated pursuant to the laws of New Brunswick on December 15, 1999, is a utility services contractor serving primarily power and telecommunications customers.

Emera’s other investments include:

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a 19% interest in St. Lucia Electricity Services Ltd. (“Lucelec”), a vertically-integrated electric utility on the Caribbean island of St. Lucia. Lucelec is listed on the Eastern Caribbean Securities Exchange;

•	a 12.9% interest in the 1400 kilometre Maritimes & Northeast Pipeline (“M&NP”) that transports natural gas to markets in Maritime Canada and the northeastern United States;

•	an 8.2% equity interest in OpenHydro Group Limited (“OpenHydro”), an Irish renewable energy company;

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an indirect 25% interest in Grand Bahama Power Company Limited (“GBPC”), a vertically-integrated electric utility on Grand Bahama Island through its acquisition of 50% of the issued and outstanding shares of ICD Utilities Limited of the Bahamas (“ICDU”). GBPC and ICDU are incorporated pursuant to the laws of The Commonwealth of The Bahamas and ICDU is listed on the Bahamas International Securities Exchange; and

•	a 15% interest in Atlantic Hydrogen Inc. (“Atlantic Hydrogen”), a privately held Canadian corporation headquartered in Fredericton, New Brunswick that is developing greener energy solutions.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Emera is a Canadian energy and services company that invests in electricity generation, transmission and distribution as well as gas transmission and energy marketing. During the past three years, Emera sought growth from its existing businesses and leveraged its core strength in the electricity business as it pursued both acquisitions and greenfield development opportunities in regulated electricity transmission and distribution, and low risk generation through the investments noted below.

Digby Wind Project

On February 2, 2010, Emera announced that it had purchased 100% of a proposed 30-MW wind power project to be located in Digby County, Nova Scotia. Project assets acquired include development rights, a 20-year power purchase agreement with NSPI and rights to purchase 20 wind turbines. The project is expected to be completed by December 31, 2010, at a total cost of approximately $75 million.

Bayside Power

On September 1, 2009, Emera’s subsidiary, Emera Energy, purchased a 100% interest in Bayside Power Limited Partnership (“Bayside”), which owns a 260 MW gas-fired combined cycle electricity generating facility, built in 1999, and located in Saint John, New Brunswick. Until March 31, 2021, Bayside has a contract to supply electricity for the months of November through March, and operate as a merchant facility selling into the Maritime Provinces and, through a U.S. affiliate of Emera Energy, into the northeastern United States markets for the balance of the year.

Atlantic Hydrogen

In June 2009, Emera acquired a 15% interest in Atlantic Hydrogen, a privately held Canadian corporation headquartered in Fredericton, New Brunswick. Atlantic Hydrogen is developing CarbonSaver™, a patented plasma technology that removes some of the carbon from natural gas pre-combustion resulting in the reduction of carbon dioxide output and improves the efficiency of the devices that burn it. Atlantic Hydrogen is in the process of commercializing CarbonSaver™ through strategic alliances and collaborative partnerships. Pilot plants are being designed and built for 2009-2010 demonstrations, with commercial implementation planned to follow the demonstrations.

Emera has the right to appoint one director to Atlantic Hydrogen’s seven seat Board of Directors and Emera has appointed one director.

Strategic Partnership with Algonquin Power and Utilities Corp. (formerly Algonquin Power Income Fund)

In April 2009, Emera signed an agreement giving it the rights to acquire a 9.9% interest in Algonquin Power Income Fund (“APIF”) through a private placement of 8.5 million APIF units for a purchase price of $27.7 million. Emera issued a promissory note in the principal amount of $27.7 million to APIF in exchange for 8.5 million subscription receipts which are convertible to APIF units upon the successful joint acquisition by Emera and APIF of the electricity distribution and related generation assets of Sierra Pacific Power Company. Christopher Huskilson, President and Chief Executive Officer of Emera Inc., was elected to the Board of Trustees of APIF at the July 27, 2009 meeting of APIF unitholders. The agreement also gives Emera rights to acquire a further 5% of APIF over the next two years.

Emera and APIF have committed to acquire the electricity distribution and related generation assets of Sierra Pacific Power Company for approximately $116 million USD from NV Energy. This California-based utility currently provides electric distribution service to approximately 47,000 customers in the Lake Tahoe region. Under the terms of the agreement, Emera and APIF will jointly own and operate these assets through a newly formed utility, California Pacific Electric Company (“California Pacific”). Emera’s 50% equity investment in the common shares of California Pacific will be approximately $27 million USD. This transaction is subject to approval by the California Public Utilities Commission. The regulatory review process is expected to conclude in 2010.

The purchase of the 8.5 million units of APIF will happen concurrently with the closing of the California Pacific transaction.

If this transaction does not result in an exchange of subscription receipts for common units of APIF, Emera and APIF will have no further rights or obligations under the Subscription and Unitholder Agreement. Emera would return all subscription receipts to APIF for cancellation and APIF would return Emera’s promissory note for cancellation.

At the July 27, 2009 APIF unitholders’ meeting, an extraordinary resolution was passed to approve an amendment to APIF’s declaration of trust to facilitate the proposed trust unit for share exchange previously announced on June 12, 2009. Emera’s April 2009 agreement with APIF contemplates the prospect of such an exchange and provides Emera with rights which allow it to maintain its percentage ownership of APIF at the date of its agreement with APIF in April 2009.

Grand Bahama Power Company Limited

In September 2008, Emera acquired an indirect 25% interest in GBPC for USD$42 million through its acquisition of 50% of the shares of ICDU. ICDU owns 50% of the shares of GBPC. GBPC is a vertically integrated utility serving 19,000 customers on Grand Bahama Island in The Bahamas, and is the only electric utility operator on Grand Bahama Island. It has 137 MW of installed oil-fired capacity. The Grand Bahama Port Authority, Limited regulates GBPC and has granted GBPC a licensed, regulated and exclusive franchise to produce, transmit and distribute electricity on Grand Bahama Island until 2054. There is a fuel pass-through mechanism, and flexible tariff adjustment policies ensure that costs are recovered and a reasonable return is earned.

Through its investment in ICDU, Emera elected three members to the seven seat Board of Directors of GBPC.

OpenHydro

In February 2008, Emera invested EURO 10.2 million to acquire a 7.35% equity interest in OpenHydro, an Irish renewable energy company. OpenHydro designs and manufactures marine turbines for harnessing energy from tidal currents under the world’s oceans. In March, 2009, Emera invested an additional EURO 837,372.85 in OpenHydro thereby increasing its equity interest to 8.2%.

Emera has the right to appoint one director to OpenHydro’s eight seat Board of Directors and has appointed one director.

Bear Swamp Project

Emera Energy, a subsidiary of Emera, holds a 50% interest in Bear Swamp, a 600 megawatt pumped storage hydro-electric facility in northern Massachusetts. Bear Swamp has a long term agreement with the Long Island Power Authority (“LIPA”) to provide LIPA with 345 MW of capacity (approximately 55% of Bear Swamp’s total capacity) to May 31, 2010, and 100 MW of capacity thereafter until April 30, 2021.

In addition, Bear Swamp will provide LIPA with 12,200 MWh of super-peak and peak energy weekly, (approximately 35% of the plant’s available energy production) at a fixed price, with an annual increase, over the 15 year term of the agreement. Bear Swamp contracted with its parent companies to provide the power necessary to produce the requirements of the LIPA contract. A contract between Bear Swamp and Emera’s joint venture partner is marked-to-market through earnings as it does not meet the stringent accounting requirements of hedge accounting.

St. Lucia Electricity Services Limited

In January 2007, Emera acquired a 19% interest in Lucelec from the Caribbean Basin Power Fund for USD $22 million.

Lucelec is a vertically-integrated electric utility serving more than 50,000 customers, with exclusive license to generate, transmit and distribute electricity on the Caribbean island of St. Lucia until 2045. The utility has 77 MW of generating capacity, primarily oil fired, and 800 kilometres of electricity transmission and distribution assets.

Emera has the right to appoint two directors to Lucelec’s seven seat Board of Directors and has appointed two directors.

The Brunswick Pipeline

EBPC, a subsidiary of Emera, owns a natural gas pipeline that connects the Canaport LNG LP (“Canaport”) liquefied natural gas import terminal near Saint John, New Brunswick (the “Canaport Terminal”), to markets in Canada and the northeastern United States (the “Brunswick Pipeline”). The 145 kilometre Brunswick Pipeline travels through southwest New Brunswick and connects with the M&NP pipeline at the Canada/US border near Baileyville, Maine. Emera has been an investor in M&NP since its inception in 1999.

Canaport is a partnership of Repsol YPF, S.A. (“Repsol”) and Irving Oil Limited. In 2006, Emera negotiated 25 year firm service and toll agreements with Repsol to transport natural gas through the Brunswick Pipeline. EBPC entered into agreements with M&NP’s parent, Spectra Energy Corp., an affiliate of which assisted EBPC in the Brunswick Pipeline permitting and construction process and which is currently operating the Brunswick Pipeline on EBPC’s behalf.

The project received National Energy Board approval in Q2, 2007. The Brunswick Pipeline has been mechanically complete since January 2009 and commenced service on July 16, 2009.

Financing Activity

In 2009, Emera had a debt shelf prospectus supplemented by a prospectus supplement, and amended on September 25 and November 17, 2009 (collectively, the “Prospectus”), which together allow for the issuance of up to an aggregate of CAD $500,000,000 of either debentures or medium term notes.

On October 28, 2009 and November 30, 2009, Emera made its first and second issues of medium term notes under the Prospectus, representing CAD $250 million in 4.10% Series F Notes and CAD $225 million in 4.83% Series G Notes.

The Prospectus expired in February, 2010 and Emera intends to replace it in the first half of 2010 with a new shelf prospectus and prospectus supplement allowing for the issuance of up to an aggregate of CAD $500,000,000 of debentures, medium term notes, or preferred shares.

Emera has the following revolving CAD $600 million credit facility for operating and acquisition financing requirements:

	Matures	Maximum Amount (millions of dollars)
Short-term
One year revolving operating and acquisition credit facility	June 2010	$600.0	[1]

[1]	As of December 31, 2009, $260.8 million was drawn down.

Emera also had a CAD $300 million bridge facility for general corporate purposes, which was repaid in full in December 2009.

Bangor Hydro has established the following credit facilities:

	Matures	Maximum Amount (millions of US dollars)
Short-term Unsecured revolving facility	2 year revolving – matures in June 2010	$60.0	[1]

[1]	As of December 31, 2009, USD $50.7 million was drawn down.

NARRATIVE DESCRIPTION OF THE BUSINESS

General

Emera is a Canadian energy and services company headquartered in Halifax, Nova Scotia. The Company invests in electricity generation, transmission and distribution as well as gas generation and transmission and energy marketing. The Company owns and operates two regulated electric utilities in northeastern North America. It also owns the Brunswick Pipeline through its subsidiary, EBPC. Approximately 90% of Emera’s consolidated revenues are earned by NSPI, Bangor Hydro and EBPC:

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NSPI provides more than 95% of the electricity generation, transmission and distribution service in the province of Nova Scotia. NSPI has $3.5 billion in assets, and approximately 486,000 customers. NSPI is a cost-of-service utility, and as such, regulated electricity rates are set to enable the company to recover all prudently incurred costs, and provide a reasonable opportunity to earn a prescribed ROE. The company is regulated by the Nova Scotia Utility and Review Board (the “UARB”) and operates as a monopoly in its service area.

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Bangor Hydro is an electricity transmission and distribution company with CAD $738 million of assets serving approximately 117,000 customers in eastern Maine. Bangor Hydro’s transmission operations are regulated by the Federal Energy Regulatory Commission (the “FERC”), and its distribution operations are regulated by the Maine Public Utilities Commission (the “MPUC”). Bangor Hydro is a cost-of-service utility. Bangor Hydro also operates as a monopoly in its service area.

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EBPC is a natural gas pipeline company that owns the Brunswick Pipeline, a $500 million, 145-kilometre pipeline carrying re-gasified liquefied natural gas (“LNG”) from the Canaport Terminal near Saint John, New Brunswick to markets in Canada and the northeastern United States. This federally regulated pipeline received National Energy Board approval for shipping gas in January 2009 and commenced service on July 16, 2009, transporting re-gasified LNG for Repsol Energy Canada under a 25 year firm service agreement.

Emera’s two regulated utilities are integral to the creation of shareholder value, providing substantial earnings and cash flow to fund dividends and reinvestment. The essential nature of the services provided, the monopoly positions of NSPI and Bangor Hydro, and the regulated market structures means that NSPI and Bangor Hydro can generally be expected to produce stable earnings streams within regulated ranges. Nova Scotia and Maine are mature electricity markets, with annual demand growth of approximately 1%. Organic growth in these markets will be created through capital investment in additional transmission and renewable generation. As well, through EBPC and other strategic investments, Emera looks beyond its existing regulated electricity business to supplement organic growth.

Emera’s goal is to deliver annual consolidated earnings growth of 4% - 6%, and build and diversify its earnings base. To accomplish this, Emera sought growth from its existing businesses and has leveraged its core strength in the electricity and natural gas transmission businesses as it pursues both acquisitions and greenfield development opportunities in regulated electricity transmission and distribution and low risk generation as well as gas transmission. Emera’s growth strategy also includes serving the United States’ market through transmission development and capitalizing on opportunities in related energy infrastructure businesses appropriate to its risk profile, where its development, commercial and operational skills are needed.

Emera has grown its business through strategic investments and activities that include:

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Bear Swamp, a 50% interest in a 600 MW pumped storage hydro-electric facility in Northern Massachusetts. Bear Swamp pumps water into its reservoir using lower priced off-peak power, and uses that hydro capacity to generate electricity during higher priced on-peak periods;

•	A 12.9% interest in the $2 billion, 1,400 kilometer M&NP, referred to above, which transports natural gas to markets in Maritime Canada and the northeastern United States;

•	Emera Energy, a physical energy business which purchases and sells natural gas and electricity on behalf of third parties and provides related energy asset management services;

•	Emera’s investment in Lucelec referred to above;

•	Emera’s indirect investment in GBPC referred to above;

•	Emera’s investment in OpenHydro referred to above;

•	Emera Utility Services Inc., a utility services contractor serving primarily power and telecommunications customers;

•	A strategic partnership with APIF referred to above;

•	Emera’s investment in Atlantic Hydrogen referred to above; and

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Certain corporate-wide functions such as executive management, strategic planning, treasury services, financial reporting, tax planning, business development, corporate governance, and financing costs and income taxes associated with Emera’s business outside of its regulated electric utilities.

For information related to Emera’s consolidated revenues for the years ended December 31, 2009 and December 31, 2008, see the “Consolidated Financial Highlights” section in Emera’s Management’s Discussion & Analysis for the year ended December 31, 2009 (the “MD&A”).

Nova Scotia Power Inc.

See NSPI’s AIF which is incorporated herein by reference.

Bangor Hydro Electric Company

General Information on Bangor Hydro

Bangor Hydro’s core business is the transmission and distribution of electricity. Bangor Hydro is the second largest electric utility in Maine. Electricity generation is deregulated in Maine, and several suppliers compete to provide customers with the commodity that is delivered through the Bangor Hydro transmission and distribution network. Bangor Hydro owns and operates approximately 1,300 kilometres of transmission facilities, and 6,800 kilometres of distribution facilities. Bangor Hydro invested approximately USD $141 million in the Northeast Reliability Interconnect (“NRI”), an international electricity transmission line connecting New Brunswick to Maine which went in service in 2007 and currently has approximately USD $130 million of additional transmission development in progress. Bangor Hydro has a workforce of approximately 270 people.

Bangor Hydro’s net earnings were USD $24.4 million in 2009 and USD $21.5 million in 2008.

In addition to transmission and distribution assets, Bangor Hydro has net “regulatory” assets (stranded costs), which arose through the restructuring of the electricity industry in the state in the late 1990s; and as a result of rate and accounting orders issued by its regulator. Bangor Hydro’s net regulatory assets primarily include the costs associated with the restructuring of an above-market power purchase contract; and the unamortized portion on its loss on the sale of its investment in the Seabrook nuclear facility. Unlike transmission and distribution operational assets, which are generally sustained with new investment, the regulatory asset pool diminishes over time, as elements are amortized through charges to earnings, and recovered through rates. These regulatory assets total approximately USD $ 45 million at December 31, 2009 (USD $55.2 million at December 31, 2008) or 7% of Bangor Hydro’s net asset base (8% at December 31, 2008).

Approximately 47% of Bangor Hydro’s electric rate represents distribution service, 40% is associated with transmission service, and 13% relates to stranded cost recoveries. The rates for each element are established in distinct regulatory proceedings. Bangor Hydro’s distribution operations and stranded costs are regulated by the MPUC. The transmission operations are regulated by the FERC.

Bangor Hydro operates under a traditional cost-of-service regulatory structure. In December 2007, the MPUC approved an increase of approximately 2% in distribution rates effective January 1, 2008. The allowed ROE used in setting the new distribution rates is 10.2%, with a common equity component of 50%.

Transmission rates are set by the FERC annually on June 1, based upon a formula that utilizes prior year actual transmission investments and expenses, adjusted for current year forecasted transmission investments and expenses. In 2009, Bangor Hydro implemented this forward-looking transmission rate formula for its local transmission investments, replacing an approach which had resulted in a lag in the recovery of transmission investments and costs. The allowed ROE for transmission operations ranged from 11.14% for low voltage local transmission up to 12.64% for high voltage regionally funded transmission developed as a result of the regional system plan.

In December 2007 the MPUC issued an order approving an approximate 39% reduction in stranded cost rates for the three-year period beginning March 1, 2008. The reduced stranded cost revenues are offset for the most part by decreased regulatory amortizations, decreased purchased power costs, and increased resale of purchased power. The allowed ROE used in setting the new stranded cost rates is 8.5%. On June 1, 2009, Bangor Hydro further reduced its stranded cost rates for a one-year period by approximately 15% to reflect an over-collection of certain stranded cost revenues and expenses under a full reconciliation rate mechanism.

In January 2010, the MPUC approved Bangor Hydro’s Smart Grid initiative, under which Bangor Hydro will invest approximately USD $8 million in advanced metering infrastructure meters. These meters are already deployed to 97% of Bangor Hydro’s customers and are used for automated meter reading and outage detection. The project will allow Bangor Hydro’s customers to use electricity more efficiently, and is expected to be completed by the end of 2011.

Capital Expenditures

Capital expenditures for Bangor Hydro for 2009 were approximately USD $58.3 million (December 31, 2008 – USD $38.3 million). The capital expenditure budget is approximately USD $50 million for 2010.

Environmental Considerations

Bangor Hydro is regulated by the United States Environmental Protection Agency as to compliance with the Federal Water Pollution Control Act, the Clean Air Act, and other U.S. federal statues governing the treatment and disposal of hazardous wastes. Bangor Hydro is also regulated by the Maine Department of Environmental Protection.

Appointments

Effective January 1, 2010, Gerard Chasse was appointed President and Chief Operating Officer (“COO”) of Bangor Hydro. Robert Hanf, former President and COO, now serves as Chief Executive Officer.

New Head Office of Emera

Construction commenced in 2009 on Emera’s new downtown office building at the former Lower Water Street Generating Station, in Halifax. The head offices of Emera and NSPI will relocate to this location on Lower Water Street.

Emera Employees

Emera and its subsidiaries had approximately 2,420 employees at December 31, 2009, approximately 50% of whom are unionized.

Emera Environmental Matters

See the “Corporate Environmental Governance” and “Climate Change and Air Emissions” sections of Emera’s MD&A. See also the “Environmental Matters” section of NSPI’s AIF.

Emera Taxation

See the “Provincial Grants and Taxes” section of the MD&A and see the “Income Taxes” sections of the MD&A for each of NSPI and Emera.

Risk Factors

See the “Risk Management and Financial Instruments” section of the MD&A.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There are no legal proceedings that individually or together involve claims against Emera for damages totalling 10% or more of the current assets of Emera, exclusive of interest and costs.

NO INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

None of the following persons or companies, namely (a) a Director or Officer of Emera, (b) a person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of any class or series of Emera’s outstanding voting securities, or (c) an associate or affiliate of any person or company named in (a) or (b), had a material interest in any transaction involving Emera within Emera’s last three completed financial years or during the current financial year that has materially affected or will materially affect Emera.

MATERIAL CONTRACTS

Emera has no material contracts other than those entered into in the ordinary course of its business.

MANAGEMENT’S DISCUSSION & ANALYSIS

The MD&A of Emera for the financial year ended December 31, 2009 is incorporated herein by reference.

DIVIDENDS

Any dividend payments will be at the Board of Directors’ discretion based upon earnings and capital requirements and such other factors as the Board of Directors may consider relevant.

Emera has a Dividend Reinvestment and Share Purchase Plan (the “Plan”) which was revised effective September 25, 2009 to provide for a discount of up to 5% from the average market price of Emera’s common shares for common shares purchased in connection with the reinvestment of cash dividends under the Plan. Canadian resident registered shareholders are entitled to join the Plan.

The Board of Directors approved payment of the following dividends during the last three completed fiscal years:

Shares	Fiscal Year	Record Date	Date Paid	Dividend (per share)
Common	2009	February 2 May 1 July 31 November 2	February 16 May 15 August 17 November 16	$ $ $ $	0.2525 0.2525 0.2525 0.2725
	2008	February 1 May 1 August 1 November 3	February 15 May 15 August 15 November 17	$ $ $ $	0.2375 0.2375 0.2375 0.2525
	2007	February 1 May 1 August 1 November 1	February 15 May 15 August 15 November 15	$ $ $ $	0.2225 0.2225 0.2275 0.2275

On February 12, 2010, the Board of Directors approved a quarterly dividend of $0.2825 per common share, reflecting an increase on an annualized basis to $1.13 per common share. The dividend will be payable on or after May 17, 2010 to the common shareholders of record on May 3, 2010.

CAPITAL STRUCTURE

The authorized capital of Emera consists of an unlimited number of common shares (in this section, “common shares”), and an unlimited number of first preferred shares and second preferred shares (in this section, collectively, “preferred shares”). Each class of preferred shares are issuable in series. As at December 31, 2009, 112,982,237 common shares and no preferred shares were outstanding.

The common shares are entitled to one vote for each common share on all matters to be voted on by the shareholders. Shareholders are entitled to receive such dividends as may be declared by the Directors out of funds legally available to Emera for the payment of the dividends. The common shares rank junior to the rights of the holders of all outstanding preferred shares as to the payment of dividends, and as to repayment of capital in the event of liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of the assets of Emera among shareholders for the purpose of winding-up its affairs. Each common share is equal to every other common share and all common shares participate equally on liquidation or distribution of assets. There are no pre-emptive, redemption, purchase or conversion rights attaching to the common shares. The foregoing description is subject to the “Share Ownership Restrictions” section below.

Share Ownership Restrictions

There are certain restrictions on ownership and voting of Emera’s common shares. Direct or indirect shares held by a shareholder may not exceed 15% of outstanding voting shares. Shareholders who are not residents of Canada may not hold, in aggregate, more than 25% of outstanding voting shares. Shares held by way of security only are exempt from these restrictions.

Emera’s Articles of Association contain provisions for the enforcement of constraints on share ownership, including provisions for suspension of voting rights, forfeiture of dividends, prohibitions of share transfer, compulsory sale of shares, redemption and suspension of other shareholder rights.

Ratings

Emera has the following credit ratings:

	DBRS		S&P		Moody’s
	2009	2008	2009	2008	2009	2008
Corporate	N/A	N/A	BBB+	BBB	N/A	N/A
Senior unsecured debt program	BBB (high)	BBB (high)	BBB	BBB-	Baa2	Baa2

Emera’s debt has been rated by Dominion Bond Rating Service Limited (“DBRS”), Moody’s Investors Service (“Moody’s”), and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively the “Rating Agencies” and each Rating Agency”). Ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities.

DBRS

The rating of BBB (high) from DBRS with respect to senior unsecured debt is characterized as “adequate credit quality” and is the fourth highest of ten available rating categories.

There were no changes in DBRS ratings for Emera in 2008 and 2009.

Moody’s

The rating of Baa2 from Moody’s with respect to senior unsecured debt is characterized as “moderate credit risk” and is the fourth highest of nine available rating categories.

In Q4 2009, Moody’s issued a credit opinion on Emera. In the report, Moody’s states the ratings reflect that Emera has a relatively low business risk profile as a holding company, primarily for regulated electric utilities that generate stable cash flows and operate in generally supportive regulatory and business environments.

In March 2010, and with Emera’s concurrence, Moody’s withdrew its rating of Emera’s senior unsecured debt and commercial paper.

S&P

The rating of BBB+ obtained from S&P in respect of the corporate rating is characterized as having adequate credit quality and is the fourth highest of ten available rating categories. The rating of BBB from S&P in respect of the senior unsecured debt is characterized as adequate credit quality and is the fourth highest of ten available ratings categories.

In Q3 2009 S&P raised the long term corporate ratings for Emera from BBB to BBB+. The upgrade reflects what S&P views as the successful introduction of a fuel adjustment mechanism at NSPI, the recent completion of the Brunswick Pipeline and expected improvements in the Company’s liquidity. The stable outlook for Emera reflects S&P’s expectation that key credit metrics will modestly improve in 2010 as the full year impact of the Brunswick Pipeline is realized.

The credit ratings assigned by the Rating Agencies are not recommendations to buy, sell or hold securities inasmuch as such ratings do not comment as to relevant price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

NSPI Series D First Preferred Shares

NSPI has issued and outstanding 5.4 million 5.90% Cumulative Redeemable First Preferred Shares, Series D (“NSPI Preferred Shares”). Each NSPI Preferred Share is entitled to a $1.475 (5.90%) per share per annum fixed cumulative preferential dividend, as and when declared by the NSPI Board of Directors, accruing from the date of issue and payable quarterly on the fifteenth day of January, April, July and October of each year. Subject to the provisions of the Companies Act (Nova Scotia), on and after October 15, 2015, NSPI Preferred Shares are redeemable by NSPI on prior notice, in whole or in part, at $25.00 per NSPI Preferred Share, plus accrued and unpaid dividends.

Subject to the approval of The Toronto Stock Exchange, commencing October 15, 2015, NSPI also has the option to exchange the NSPI Preferred Shares into that number of Emera common shares determined by dividing $25.00, together with accrued and unpaid dividends, by the greater of $2.00 and 95% of the weighted average trading price of the Emera common shares on The Toronto Stock Exchange for the twenty trading days ending on the last trading day on or before the fourth trading day immediately prior to the time of exchange (“Market Price”).

On and after January 15, 2016, upon sixty-five days’ prior notice and prior to any dividend payment date, each NSPI Preferred Share will be exchangeable, at the option of the holder, into that number of Emera common shares determined by dividing $25.00, together with accrued and unpaid dividends, by the greater of $2.00 and the Market Price. This exchange right of the holder is subject to the right of NSPI to redeem for cash on the exchange date, or cause the holders to sell on the exchange date to substitute purchasers found by NSPI, all or any part of such NSPI Preferred Shares, on the payment of $25.00 per share, together with accrued and unpaid dividends.

MARKET FOR SECURITIES

Trading Price and Volume

Emera’s common shares are listed and posted for trading on The Toronto Stock Exchange under the symbol “EMA”. The trading volume and high and low price for Emera’s common share prices for each month of 2009 are set out below:

2009	High($)	Low($)	Volume
January	22.91	21.6	5,765,485
February	22.31	19.1	4,599,251
March	20.5	18.3	7,824,452
April	20.26	18.75	4,282,110
May	20.43	19.19	3,729,821
June	22.1	19.58	3,993,192
July	21.79	20.05	3,167,373
August	21.11	20.51	3,652,765
September	21.59	20.45	4,057,921
October	22.90	21.10	4,203,266
November	23.90	21.50	4,308,177
December	25.57	23.70	5,470,404

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada (“Computershare”) acts as Emera’s transfer agent and registrar. The registers of transfers of securities of Emera are located at Computershare’s principal offices in Vancouver, Calgary, Winnipeg, Toronto, Montreal and Halifax.

DIRECTORS AND OFFICERS

Directors

The following sets out, as of December 31, 2009, for each Director the name, principal occupation for the past five (5) years, municipality of residence and the date of appointment. Directors are elected annually and hold office until the next annual shareholders’ meeting.

As of December 31, 2009, the Directors in total beneficially owned or controlled 27,799 common shares or less than one percent (1%) of the issued and outstanding shares of Emera.

In December 1998, all of the then-issued and outstanding common shares of NSPI were acquired by Emera as a result of a corporate reorganization. Any appointment date for a Director identified below which is prior to the 1998 reorganization is the date of appointment to NSPI’s Board, following which the Director continued as a Director of Emera.

The individuals listed below are the Directors as of December 31, 2009:

Robert S. Briggs: Mr. Briggs became a Director of Emera in October 2001 and has been a member of the Audit Committee since April 2002. Prior to August 2001, Mr. Briggs was the President and Chief Executive Officer of Bangor Hydro. Mr. Briggs became a Director of Bangor Hydro in 1985 and in January 1991, became the President and Chief Executive Officer. Mr. Briggs lives in Carrabassett Valley, Maine.

Thomas Buchanan: Mr. Buchanan became a Director of Emera on May 6, 2009 and has been a member of the Audit Committee and the Nominating and Corporate Governance Committee since May 2009. He is also a Director and the President and Chief Executive Officer of Provident Energy Trust, an energy income trust in Calgary, Alberta that owns and manages an oil and gas production business and a natural gas liquids midstream services and marketing business. Mr. Buchanan is also a Director of Hawk Exploration Ltd. and Athabasca Oils Sands Corp., both oil and gas companies. Mr. Buchanan lives in Calgary, Alberta.

George A. Caines, Q.C.: Mr. Caines is a partner with the Halifax office of the law firm Stewart McKelvey. Mr. Caines returned to the Board of Directors of Emera on September 25, 2009, having previously been a Director from 1998 to 2006. He is currently the Chair of the Board of NSPI as well as immediate past Chair of the Audit, Nominating and Corporate Governance Committee of NSPI. Mr. Caines lives in Halifax, Nova Scotia.

Gail Cook-Bennett, C.M.: Dr. Cook-Bennett became a Director of Emera on November 5, 2004. Since November 2004 she has been a member of the Nominating and Corporate Governance Committee and has been Committee Chair since May 2006. She was a member of the Audit Committee from May 2005 to May 2007. Since October 2008, Dr. Cook-Bennett has been Chair of Manulife Financial Corporation, an insurance company which provides life insurance, group life and health insurance, long-term care services, pension products, annuities, and mutual funds in international markets. Prior to October 2008 she was Chair of the Canada Pension Plan Investment Board which has responsibility for investing Canada Pension Plan contributions. Dr. Cook-Bennett is a Fellow of the Institute of Corporate Directors. Dr. Cook-Bennett lives in Toronto, Ontario.

Allan L. Edgeworth: Mr. Edgeworth became a Director of Emera in November 2005. He has been a member of the Management Resources and Compensation Committee since February 2006 and a member of the Audit Committee since April 2008. From November 2005 to October 2006, Mr. Edgeworth was a Director of NSPI. He was a member of the Nominating and Corporate Governance Committee from May 2007 to April 2008. Mr. Edgeworth is President of ALE Energy Inc. and is the former President and Chief Executive Officer of Alliance Pipeline. He is a Director of AltaGas Ltd. and Pembina Pipeline Corporation, and is a Commission Member and Director of the Alberta Securities Commission. Mr. Edgeworth lives in Calgary, Alberta.

Christopher G. Huskilson: Mr. Huskilson has been a Director and the President and Chief Executive Officer of Emera since November 2004. He is also Chair of Bangor Hydro, a Director of NSPI and serves as the Chair or as a Director of a number of other Emera affiliated companies. Mr. Huskilson has held a number of positions within NSPI and its predecessor, Nova Scotia Power Corporation, since June 1980. Mr. Huskilson lives in Wellington, Nova Scotia.

John T. McLennan: Mr. McLennan has been a Director of Emera since April 2005 and Chair of the Board of Emera since May 6, 2009. He was Chair of NSPI from May 2006 to May 2009. Mr. McLennan was a member of the Management Resources and Compensation Committee and the Nominating and Corporate Governance Committee from April 2005 to May 2009 when he became Chair of the Board. Mr. McLennan is the former Vice-Chair and Chief Executive Officer of Allstream Inc. and currently sits on the Board of Jazz Air Holding GP Inc. and Amdocs Ltd. Mr. McLennan lives in Mahone Bay, Nova Scotia.

Derek Oland, O.C.: Mr. Oland has been a Director of Emera since September 1998 and was Chairman of the Board from September 1998 until May 6, 2009. He has also been a member of the Management Resources and Compensation Committee since May 2009. He has also been a Director of NSPI since April 1992 and was Chairman of NSPI from April 1995 to May 2006. Mr. Oland is Executive Chairman of Moosehead Breweries Limited. Mr. Oland is Chairman of the New Brunswick Business Council and the Wallace McCain Institute for Business Leadership. He lives in New River Beach, New Brunswick.

Elizabeth Parr-Johnston, C.M.: Dr. Parr-Johnston has been a Director of Emera and Member of the Management Resources and Compensation Committee since September 1998. She has been Committee Chair since November 2004. Since September 2006 she has been a member of the Nominating and Corporate Governance Committee. From April 1992 to October 2006 Dr. Parr-Johnston was a Director of NSPI. Dr. Parr-Johnston is the President of Parr Johnston Economic and Policy Consultants. She is the former President and Vice-Chancellor of the University of New Brunswick. Dr. Parr-Johnston is a Director of The Bank of Nova Scotia. She lives in Chester Basin, Nova Scotia.

Donald A. Pether: Mr. Pether has been a Director of Emera since November 2008. He has also been a member of the Management Resources and Compensation Committee and a member of the Nomination and Corporate Governance Committee since May 2009. He is the former Chair of the Board and Chief Executive Officer of Dofasco Inc. a Canadian steel producer. Mr. Pether is on the Council of Governors for Hamilton Health Sciences Foundation, Vice-Chair of the Board of Governors for McMaster University, and a Director of Samuel Manu-Tech Inc. He lives in Dundas, Ontario.

Andrea S. Rosen: Ms. Rosen was appointed a Director of Emera in January 2007 and has been a member of Emera’s Audit Committee since May 2007. She was appointed Committee Chair in April 2008. Ms. Rosen is the former Vice-Chair, TD Bank Financial Group and President, TD Canada Trust. Ms. Rosen is also a Director of Alberta Investment Management Corporation and Hiscox Ltd. She lives in Toronto, Ontario.

M. Jacqueline Sheppard: Ms. Sheppard was appointed a Director of Emera on February 13, 2009. Since May 2009, she has been a member of the Audit Committee and the Management Resources and Compensation Committee. She is also a Director of NWest Energy Inc., a Canadian junior oil and gas company and is the former Executive Vice-President, Corporate and Legal and Corporate Secretary for Talisman Energy Inc., an international oil and gas company based in Calgary, Alberta. Ms. Sheppard lives in Calgary, Alberta.

Emera has an Audit Committee, a Management Resources and Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of each of these Committees is indicated above.

Audit Committee

The Audit Committee of Emera is composed of the following five members, all of whom are independent Directors: Andrea Rosen (Chair), Robert S. Briggs, Allan L. Edgeworth, Thomas Buchanan, and Jacqueline Sheppard. The responsibilities and duties of the Committee are set out in the Committee’s Charter, a copy of which is attached as Appendix “A” to this Annual Information Form.

The Board of Directors believes that the composition of the Audit Committee reflects a high level of financial literacy and experience. Each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” as such terms are defined under Canadian securities laws. The Board has made these determinations based on the education and breadth and depth of experience of each member of the Committee. The following is a description of the education and experience of each member of the Committee that is relevant to the performance of her or his responsibilities as a member of the Audit Committee.

Andrea Rosen is the former Vice Chair, TD Bank Financial Group and President, TD Canada Trust. In 2001 and 2002 she was Executive Vice President of TD Commercial Banking. Before that she held several investment banking roles, beginning in 1981 with CIBC-Wood Gundy Securities, Inc., becoming Vice President and Director in 1986, and from 1994 through 2001 with TD Securities. She received her joint LL.B and M.B.A. in 1981 from Osgoode Hall Law School, York University.

Robert S. Briggs is a lawyer by profession. He graduated from the University of New Hampshire with a BA and from University of Maine School of Law with a JD. He is the former President and Chief Executive Officer of Bangor Hydro. During his career at Bangor Hydro Mr. Briggs gained substantial experience in the preparation and review of financial statements, and the related analysis and notes in compliance with U.S. federal securities laws. Prior to 2001 Bangor Hydro’s common shares traded on the New York Stock Exchange and were registered under the Securities Exchange Act of 1934 (U.S.).

Allan L. Edgeworth is President of ALE Energy Inc. and is the former President and Chief Executive Officer of Alliance Pipeline. He is a Director of AltaGas Ltd. and Pembina Pipeline Corporation, and is a Commission Member and Director of the Alberta Securities Commission. Mr. Edgeworth has been a member of the Audit Committee since April 2008. He holds a Bachelor of Applied Science in Geological Engineering and is a graduate of the Queen’s Executive Program.

Thomas W. Buchanan is a Fellow of the Chartered Accountants. He is the Chief Executive Officer of Provident Energy Trust, an investment trust that holds petroleum, natural gas and energy related assets, and is the former President, and Chief Executive Officer, Executive Vice President and Chief Financial Officer of Provident’s predecessor, Founders Energy Ltd. He graduated from the University of Calgary with a Bachelor of Commerce degree and worked as an accountant for Price Waterhouse from 1980 to 1982. He is also the former Manager of the Finance Group, Controller and Chief Financial Officer of Merland Explorations Ltd., North Canadian Oils Limited and Bankeno Resources Limited, respectively.

Jacqueline Sheppard, Q.C. is a lawyer by profession. She is a Director of NWest Energy Inc. and the former Executive Vice President, Corporate and Legal and the Corporate Secretary of Talisman Energy Inc. She is a Rhodes Scholar, having received an Honours Jurisprudence, Bachelor of Arts and Masters of Arts from Oxford University in 1979. She received her law degree (Honours) from McGill University in 1981.

Audit and Non-Audit Services Pre-Approval Process

The Audit Committee is responsible for the oversight of the work of the external auditors. As part of this responsibility, the Committee is required to pre-approve the audit and non-audit services performed by the external auditors in order to assure that they do not impair the external auditors’ independence from the Company. Accordingly, the Committee has adopted an Audit and Non-Audit Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the external auditors may be pre-approved.

Unless a type of service has received the pre-approval of the Committee it will require specific approval by the Committee if it is to be provided by the external auditors. Any proposed services exceeding the pre-approved cost levels or budgeted amounts will also require specific approval by the Committee.

The Committee considers whether the provision of any service raises an issue regarding the independence of the external auditors.

Certain Proceedings

To the knowledge of the Company, none of the Directors of the Company:

1.	are, as at the date of this Annual Information Form, or have been, within ten years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company that:

(a)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (an “Order”) that was issued while the Director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	was subject to an Order that was issued after the Director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer of chief financial officer,

2.	are, as at the date of this Annual Information Form, or have been within ten years before the date of this Annual Information Form, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

3.	have, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed nominee, except as follows:

John T. McLennan was the Chief Executive Officer of AT&T Canada when AT&T Canada filed for protection under the Companies’ Creditors Arrangement Act on October 15, 2002.

Auditors’ Fees

The aggregate fees paid to Ernst & Young LLP, the Company’s auditors, during the fiscal years ended December 31, 2009 and 2008 were as follows:

Service Fee	2009	2008
Audit Fees	$506,761	$506,820
Audit-related Fees	$123,056	$231,520
Tax Fees	$592,180	$417,108
All Other Fees	Nil	Nil

Total	$1,221,997	$1,155,448

Audit-related Fees for Emera relate to accounting and disclosure consultations, services associated with securities offerings, and pension audits.

Tax Fees for Emera relate to the structuring of cross-border financing of Emera’s subsidiaries and affiliates as well as tax compliance services and general tax consulting advice on various matters.

Executive Officers

The appointed Officers of Emera as of December 31, 2009 were as follows:

Mr. Christopher G. Huskilson was President and Chief Executive Officer and has served as an Officer since 2003. Mr. Huskilson became President and Chief Executive Officer of Emera on November 1, 2004. Prior to his appointment as President and Chief Executive Officer, Mr. Huskilson had been Chief Operating Officer of Emera since July 4, 2003. Mr. Huskilson concurrently held the office of Chief Operating Officer of NSPI until January 9, 2004. Prior to 2003, Mr. Huskilson had been actively engaged for more than five years in the affairs of NSPI in various managerial and executive capacities. He resides in Wellington, Nova Scotia.

Ms. Nancy G. Tower was Chief Financial Officer and has served as an Officer since November 2005. Ms. Tower was Vice-President Customer Operations for NSPI prior to July 2005. Ms. Tower joined NSPI in 1997 as Controller. She resides in Halifax, Nova Scotia.

Ms. Sarah R. MacDonald was Vice-President Human Resources and has served as an Officer since February 2005. Ms. MacDonald was General Manager Human Resources for Emera prior to February 2005. Ms. MacDonald joined NSPI in 2001 as General Manager Human Resources. She resides in Halifax, Nova Scotia.

Mr. Raymond R. Robinson was Vice President of Integrated Operations since 2005. Prior to 2005, he was the President and Chief Operating Officer of Bangor Hydro Electric Company. Mr. Robinson resides in Glen Haven, Nova Scotia.

Mr. Richard J. Smith was Vice President Corporate Insurance and Asset Protection since September 2008. Before that Mr. Smith was Corporate Secretary and has been an Officer of the Company since 1998. Mr. Smith resides in Halifax, Nova Scotia.

Mr. James Spurr was General Counsel since April 2008. From September 2007 to April 2008, he served as Assistant General Counsel and Vice President Government Relations. Prior to September 2007, he was Associate General Counsel at Encana Corporation. Mr. Spurr resides in Halifax, Nova Scotia.

Mr. Stephen Aftanas was appointed Corporate Secretary in September 2008. From June 2007 to September 2008 he held the position of Associate Corporate Secretary. From March 2006 to June 2007 he held the position of Associate General Counsel. Previous to that he served as Senior Solicitor. Mr. Aftanas resides in Halifax, Nova Scotia.

As a group, the Directors and Officers of Emera own beneficially, directly or indirectly, or exercise control or direction over approximately 41,224 common shares of Emera (or less than one percent).

EXPERTS

Interest of Experts

Ernst & Young LLP are auditors of Emera. None of the partners or staff of Ernst & Young LLP beneficially own, directly or indirectly, any securities issued by Emera.

ADDITIONAL INFORMATION

Additional Information relating to Emera may be found on SEDAR at www.sedar.com. Additional Information, including Directors and Officers, remuneration and indebtedness, principal holders of Emera’s securities and securities authorized for issuance under equity compensation plans is contained in Emera’s information circular for the most recent annual meeting of Emera’s common shareholders. Additional financial information is provided in Emera’s financial statements and MD&A for the year ended December 31, 2009.

Emera will provide to any person upon request to the Corporate Secretary, Emera Incorporated, P.O. Box 910, Halifax, N.S., B3J 2W5, telephone (902) 428-6096 or fax (902) 428-6171:

(a)	when the securities of Emera are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus filed in respect of a distribution of its securities the following information:

(i)	a copy of this Annual Information Form together with any document, or the pertinent pages of any document, incorporated by reference in this Annual Information Form;

(ii)	a copy of the comparative consolidated financial statements of Emera for the most recently completed financial year for which financial statements have been filed, together with the auditors’ report thereon, and a copy of any interim financial statements of Emera for any period after its most recently completed financial year;

(iii)	a copy of the information circular of Emera in respect of its most recent annual meeting of common shareholders that involved the election of Directors; and

(iv)	a copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)	at any other time, one copy of any of the documents referred to in (a)(i) to (iv) above.

FORWARD LOOKING INFORMATION

This Annual Information Form, including the documents incorporated herein by reference, contains forward-looking information which reflects management’s expectations regarding the future growth, results of operations, performance, business prospects and opportunities of Emera, and may not be appropriate for other purposes. The words “anticipates”, “believes”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words. The forward-looking information reflects Emera management’s current beliefs and is based on information currently available to Emera’s management.

The forward-looking information in this Annual Information Form, including the documents incorporated herein by reference, includes, but is not limited to, statements regarding: the expected timing of regulatory decisions; forecasted gross capital expenditures; the nature, timing and costs associated with certain capital projects; the expected impacts on Emera of the downturn in the global economy; estimated energy consumption rates; expectations related to annual operating cash flows; the expectation that Emera will continue to have reasonable access to long-term capital in the near to medium terms; expected debt maturities and repayments; expectations about increases in interest expense and/or fees associated with credit facilities; and no material adverse credit rating actions being expected in the near term. The forecasts and projections that make up the forward-looking information are based on assumptions which include, but are not limited to: the receipt of applicable regulatory approvals and requested rate decisions; no significant operational disruptions or environmental liability due to a catastrophic event or environmental upset caused by severe weather, other acts of nature or other major event; the continued ability to maintain transmission and distribution systems to ensure their continued performance; no severe and prolonged downturn in economic conditions; sufficient liquidity and capital resources; the continued ability to hedge exposures to fluctuations in interest rates, foreign exchange rates and commodity prices; no significant variability in interest rates; the continued competitiveness of electricity pricing when compared with other alternative sources of energy; the continued availability of commodity supply; the absence of significant changes in government energy plans and environmental laws that may materially affect the operations and cash flows of Emera; maintenance of adequate insurance coverage; the ability to obtain and maintain licences and permits; no material decrease in market energy sales prices; favourable labour relations; and sufficient human resources to deliver service and execute the capital program.

The forward-looking information is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors which could cause results or events to differ from current expectations include, but are not limited to: regulatory risk; operating and maintenance risks; unanticipated maintenance and other expenditures; economic conditions; availability and price of energy and other commodities; capital resources and liquidity risk; weather and seasonality; commodity price risk; competitive pressures; construction; derivative financial instruments and hedging availability and cost of financing; interest rate risk; counterparty risk; competitiveness of electricity; commodity supply; performance of counterparties, partners, contractors and suppliers in fulfilling their obligations; environmental risks; insurance coverage risk; foreign exchange; an unexpected outcome of legal proceedings currently against Emera; regulatory and government decisions including changes to environmental, financial reporting and tax legislation; licences and permits; loss of service area; market energy sales prices; labour relations; and availability of labour and management resources.

For additional information with respect to Emera’s risk factors, reference should be made to the section of this Annual Information Form entitled “Risk Factors”.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS AS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE PLANS, EXPECTATIONS, ESTIMATES OR INTENTIONS EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING INFORMATION IN THIS ANNUAL INFORMATION FORM AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS QUALIFIED IN ITS ENTIRETY BY THE ABOVE CAUTIONARY STATEMENTS AND, EXCEPT AS REQUIRED BY LAW, EMERA UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING INFORMATION AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

APPENDIX “A” – AUDIT COMMITTEE CHARTER

EMERA INCORPORATED

AUDIT COMMITTEE CHARTER

1.	Purpose

There shall be a committee of the Board of Directors (the “Board”) of Emera Inc. (“Emera”) which shall be known as the Audit Committee (the “Committee”). The Committee shall assist the Board in discharging its oversight responsibilities concerning:

•	the integrity of Emera’s financial statements;

•	Emera’s internal control systems;

•	the internal audit and assurance process;

•	the external audit process;

•	Emera’s compliance with legal and regulatory requirements; and

•	any other duties set out in this Charter or delegated to the Committee by the Board.

2.	Composition

(i)	Emera’s Articles of Association require that the Committee shall be comprised of no less than three Directors none of whom may be Officers or employees of Emera nor may they be an Officer or employee of any affiliate of Emera. In addition, all members of the Committee shall be independent as required by applicable legislation.

(ii)	The Board shall appoint members to the Committee who are financially literate, as required by applicable legislation, which at a minimum requires that Committee members have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Emera’s financial statements.

(iii)	Committee members shall be appointed at the Board meeting following the election of Directors at Emera’s annual shareholders’ meeting and membership may be based upon the recommendation of the Nominating and Corporate Governance Committee.

(iv)	Pursuant to Emera’s Articles of Association, the Board may appoint, remove, or replace any member of the Committee at any time, and a member of the Committee shall cease to be a member of the Committee upon ceasing to be a Director. Subject to the foregoing, each member of the Committee shall hold office as such until the next annual meeting of shareholders after the member’s appointment to the Committee.

i

(v)	The Secretary of the Committee shall advise Emera’s internal and external auditors of the names of the members of the Committee promptly following their election.

3.	Responsibilities

Financial Reporting

(a)	The Committee shall be responsible for reviewing and recommending to the Board for approval:

(i)	the audited annual financial statements of Emera, all related Management Discussion and Analysis, and earnings press releases;

(ii)	any documents containing Emera’s audited financial statements including Emera’s Annual Report; and,

(iii)	the quarterly financial statements, all related Management Discussion and Analysis, and earnings press releases.

(b)	The Committee shall satisfy itself that adequate procedures are in place for the review of public disclosure of financial information and the Committee shall assess the adequacy of these procedures.

External Auditors

(i)	The Committee shall evaluate and recommend to the Board the external auditor to be nominated for the purpose of preparing or issuing the auditor’s report or performing other audit, review, or attest services for Emera, as well as the compensation of such external auditors. The Committee shall not recommend the same external auditor as is being recommended for Nova Scotia Power Inc.

(ii)	Once appointed, the external auditor shall report directly to the Committee, and the Committee shall oversee the work of the external auditor concerning the preparation or issuance of the auditor’s report or the performance of other audit, review or attest services for Emera.

(iii)	The Committee shall be responsible for resolving disagreements between management and the external auditor concerning financial reporting.

Non-Audit Services

(iv)	The Committee shall be responsible for reviewing and pre-approving all non-audit services to be provided to Emera, or any of its subsidiaries, by the external auditor.

(v)	The Committee shall be permitted to establish specific policies and procedures concerning the performance of non-audit services so long as the requirements of applicable legislation are satisfied.

(vi)	In accordance with policies and procedures established by the Committee, and applicable legislation, the Committee may delegate the pre-approval of non-audit services to a member of the Committee or a sub-committee thereof.

Hiring Policies

The Committee shall be responsible for reviewing and approving Emera’s hiring policy concerning partners or employees, as well as former partners and employees, of the present or former external auditors of Emera.

Pension Plans

The Committee shall review management controls and processes concerning the administration of investment activities, financial reporting, and funding of the plans.

Other Responsibilities

The Committee shall:

(vii)	review any investment issues or policies which may arise from time to time until a committee is established by the Board to specifically deal with such issues; and

(viii)	pursuant to Emera’s Articles of Association, perform such other duties and exercise such powers as may be directed or delegated to the Committee by the Board.

4.	Internal Controls

Pursuant to Emera’s Articles of Association, the Committee shall:

(i)	ensure that appropriate internal control procedures are in place and the Committee may examine and consider such other matters, and meet with such persons, in connection with the internal or external audit of Emera’s accounts, which the Committee in its discretion determines to be advisable;

(ii)	have the authority to communicate directly with the internal and external auditors;

(iii)	have the right to inspect all records of Emera or its affiliates and may elect to discuss such records, or any matters relating to the financial affairs of Emera with the Officers or auditors of Emera and its affiliates; and

(iv)	review any investments or transactions that could adversely affect the well being of Emera which the internal or external auditor, or any Officer of Emera, may bring to the attention of the Committee.

5.	Complaints

The Committee shall ensure that procedures exist relating to the receipt, retention, and treatment of complaints which may be received concerning accounting, internal accounting controls, or auditing matters, and in particular, the Committee shall be responsible for the establishment of procedures concerning the confidential, anonymous submission of concerns by Emera’s employees relating to questionable accounting or auditing matters.

6.	Experts and Advisors

The Committee may, in consultation with the Chairman of the Board, engage and compensate any outside adviser that it determines necessary in order to carry out its duties.

7.	Internal Auditor

The chief internal auditor shall report directly to the Committee. The Committee shall oversee the appointment, replacement, or termination of the chief internal auditor.

8.	Chair

Pursuant to Emera’s Articles of Association, the Committee shall choose one of its members to act as Chair of the Committee, which person shall not be the Chair of Nova Scotia Power Inc.’s Audit Committee. In selecting a Committee Chair, the Committee may consider any recommendation made by the Nominating and Corporate Governance Committee.

9.	Secretary and Minutes

Pursuant to Emera’s Articles of Association, the Corporate Secretary of Emera shall act as the Secretary of the Committee. Emera’s Articles of Association require that the Minutes of the Committee be in writing and duly entered into Emera’s records, and the Minutes shall be circulated to all members of the Committee. The Secretary shall maintain all Committee records.

10.	Meetings

(i)	Meetings of the Committee may be called by the Chair or at the request of any member.

(ii)	The timing and location of meetings of the Committee, and the calling of and procedure at any such meeting, shall be determined from time to time by the Committee.

(iii)	Emera’s internal and external auditors shall be notified of all meetings of the Committee and shall have the right to appear before and be heard by the Committee.

(iv)	Emera’s internal or external auditors may request the Chair of the Committee to consider any matters which the internal or external auditors believe should be brought to the attention of the Committee or the Board.

11.	Quorum

Two members of the Committee present in person, by teleconferencing, or by videoconferencing, or by a combination thereof, will constitute a quorum.

12.	Board Relationships and Reporting

The Committee shall:

(i)	oversee the appropriate disclosure of the Committee’s Charter as well as other information concerning the Committee which is required to be disclosed by applicable legislation in Emera’s Annual Information Form and any other applicable disclosure documents; and

(ii)	as required, regularly report to the Board on Committee activities, issues, and related recommendations.

13.	Limitation on Authority

Nothing articulated herein is intended to assign to the Committee the Board’s responsibility to oversee Emera’s compliance with applicable laws or regulations or to expand applicable standards of liability under statutory or regulatory requirements for the Directors or the members of the Committee.

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